Filed pursuant to Rule 433

Registration Statement Nos.:

333-144261, 333-144261-01,

333-144261-02, 333-144261-03,

333-144261-04, 333-144261-05,

333-144261-06 and 333-144261-07.

THE BANK OF NEW YORK MELLON CORPORATION

$500,000,000 FIXED RATE SENIOR NOTES DUE 2019

MAY 5, 2009

ISSUER: THE BANK OF NEW YORK MELLON CORPORATION

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS: Aa2 / AA- / AA- (STABLE/STABLE/STABLE)

LEGAL FORMAT: SEC REGISTERED

MATURITY DATE: MAY 15, 2019

TRADE DATE: MAY 5, 2009

SETTLEMENT DATE: MAY 12, 2009 (T+5)

COUPON: 5.45% PER ANNUM

COUPON FREQUENCY: SEMI-ANNUALLY

INTEREST PAYMENT DATES: INTEREST PAYS SEMI-ANNUALLY ON EACH NOVEMBER 15 AND MAY 15, COMMENCING NOVEMBER 15, 2009 AND ENDING ON MATURITY DATE (OR NEXT BUSINESS DAY, MODIFIED FOLLOWING)

DAY COUNT: 30/360

PRINCIPAL AMOUNT: $500,000,000

PRICE TO PUBLIC: 99.870%

PROCEEDS TO ISSUER: $498,600,000

PRICING BENCHMARK: 2.75% UST DUE 2/2019

BENCHMARK YIELD: 3.167%

SPREAD TO BENCHMARK: T+ 230 BASIS POINTS

RE-OFFER YIELD: 5.467%

REDEMPTION: NOT REDEEMABLE BY THE ISSUER PRIOR TO MATURITY

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP: 06406HBM0

BOOKRUNNERS: BANC OF AMERICA SECURITIES LLC, CREDIT SUISSE SECURITIES (USA) LLC, DEUTSCHE BANK SECURITIES INC.

CO-MANAGERS: BNY MELLON CAPITAL MARKETS, LLC, RBS SECURITIES INC., JACKSON SECURITIES, TOUSSAINT CAPITAL PARTNERS, LLC, UTENDAHL CAPITAL GROUP, LLC, BNP PARIBAS SECURITIES CORP., RBC CAPITAL MARKETS CORPORATION

The Notes are not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Banc of America Securities LLC toll free at 1-800-294-1322 or you may e-mail a request to dg.prospectus_distribution@bofasecurities.com, Credit Suisse Securities (USA) LLC toll free at 1-800-221-1037 or you may e-mail a request to newyork.prospectus@credit-suisse.com or Deutsche Bank Securities Inc. toll free at 1-800-503-4611 or you may e-mail a request to prospectusrequest@list.db.com.

A security rating is not a recommendation to buy, sell or hold securities, and may be subject to revision or withdrawal at any time by the assigning rating organization. Each rating should be evaluated independently of any other rating.